Contacts

Investors	Carl Kraus	904-357-9158
Media Relations	Helen Rowan	904-357-9806

For immediate release

Rayonier Announces Proposed Private Placement of $150 Million Senior Exchangeable Notes

JACKSONVILLE, Fla., August 5, 2009 – Rayonier (NYSE:RYN) today announced that its wholly owned subsidiary, Rayonier TRS Holdings Inc. (“TRS”), intends to offer, subject to market and other conditions, approximately $150 million aggregate principal amount of senior exchangeable notes due 2015 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be fully and unconditionally guaranteed by Rayonier Inc. (“Rayonier”) and exchangeable for Rayonier common stock under certain circumstances. Upon any exchange, holders will receive cash up to the principal amount, and any excess exchange value will be delivered, at Rayonier’s election, in cash, Rayonier common shares or a combination of both. TRS also expects to grant the initial purchasers of the notes a 13-day option to purchase additional notes to cover over-allotments in an amount not to exceed $22.5 million.

TRS will use a portion of the net proceeds of the offering to repay a portion of the indebtedness outstanding under its credit facility, repay a portion of an installment note due December 31, 2009 and make a distribution, in one or more dividend transactions, to Rayonier. Rayonier intends to apply some or all of the proceeds from such dividend distribution together with the proceeds of the warrant transaction referred to below and cash on hand to repay the remaining amount of the installment note due December 31, 2009 to an unrelated third party. TRS also intends to use a portion of the net proceeds from the offering for the cost of certain exchangeable note hedge transactions that TRS expects to enter into with one or more financial institutions, which may include affiliates of the initial purchasers of the notes. The exchangeable note hedge transactions are intended to limit exposure to potential dilution to Rayonier shareholders from noteholders who could exchange the notes for Rayonier common shares. In addition, in connection with this transaction, Rayonier expects to enter into separate warrant sale transactions with financial institutions that enter into the exchangeable note hedge transactions.

In connection with establishing their initial hedge of the exchangeable note hedge and warrant transactions, such financial institutions or affiliates thereof expect to enter into various derivative transactions with respect to Rayonier’s common shares and/or purchase Rayonier’s common shares in secondary market transactions concurrently with, or shortly after, the pricing of the notes. In addition, these financial institutions or affiliates thereof may modify their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Rayonier’s common shares in secondary market transactions prior to maturity of the notes (and are likely to do so during any exchange reference period related to any exchange of the notes). These activities could have the effect of increasing or preventing a decline in the price of Rayonier’s common shares.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

# # #

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100